UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 4, 2011

SAVIENT PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-15313	13-3033811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Tower Center East Brunswick, NJ	08816
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732)-418-9300

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 4, 2011, Savient Pharmaceuticals, Inc., a Delaware corporation (“Savient”), entered into an indenture (the “Indenture”) with U.S. Bank National Association, as trustee, relating to Savient’s 4.75% Convertible Senior Notes due 2018 (the “Notes”). Savient issued and sold $230 million aggregate principal amount of the Notes in a public offering pursuant to a Registration Statement on Form S-3 (File No. 333-171961) and a related prospectus, dated January 31, 2011 (the “Prospectus”), filed with the Securities and Exchange Commission on February 1, 2011.

The Notes bear interest at a rate of 4.75% per year on the principal amount, accruing from February 4, 2011. Interest is payable semiannually in arrears in cash on February 1 and August 1 of each year, beginning on August 1, 2011. The Notes will mature on February 1, 2018, subject to earlier repurchase, redemption or conversion.

The conversion rate will initially be 86.6739 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $11.54 per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, the conversion rate will increase for a holder who elects to convert its Notes in connection with such a corporate event in certain circumstances and Savient will pay to such holder any accrued and unpaid interest on the Notes to but excluding the conversion date.

Holders may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding November 1, 2017 only under the following circumstances: (1) during any calendar quarter commencing after March 31, 2011 (and only during such calendar quarter), if the last reported sale price of Savient’s common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period, or the measurement period, in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of Savient’s common stock and the conversion rate on each such trading day; (3) if Savient calls any or all of the Notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after November 1, 2017 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their Notes at any time, regardless of the foregoing circumstances. Upon conversion, Savient will pay or deliver, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at its election.

Savient may not redeem the Notes prior to February 1, 2015, but on or after this date and prior to the maturity date, Savient may redeem for cash all or part of the Notes. The redemption price will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest.

If Savient undergoes a fundamental change, as defined in the Indenture, subject to certain conditions, holders may require Savient to repurchase for cash all or part of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest.

The Notes are Savient’s senior unsecured obligations and will rank senior in right of payment to future indebtedness that is expressly subordinated in right of payment to the Notes and equal in right of payment to future unsecured indebtedness that is not so subordinated. The Notes are effectively subordinated to all future secured indebtedness, to the extent of the assets securing any such indebtedness, and structurally subordinated to all liabilities of Savient’s subsidiaries, including trade payables. The Indenture does not limit the amount of indebtedness that Savient or any of its subsidiaries may incur.

The above description of the Indenture and the Notes is qualified in its entirety by reference to the Indenture, which is filed as
Exhibit 4.1 to this Current Report on Form 8-K, and is incorporated herein by reference. The terms of the Indenture and the Notes are also described in the “Description of notes” section of the Prospectus, which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 relating to the Notes and the Indenture is contained in Item 1.01 above and is incorporated herein by reference.

Item 8.01.	Other Events.

On February 4, 2011, Savient announced the closing of the sale of the Notes. The full text of the press release issued in connection with the announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2011	SAVIENT PHARMACEUTICALS, INC.

	By:	/s/ Philip K. Yachmetz
Philip K. Yachmetz
SVP, General Counsel

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of February 4, 2011, between Savient Pharmaceuticals, Inc. and U.S. Bank National Association, as trustee.

99.1	Press release of Savient Pharmaceuticals, Inc., dated February 4, 2011